Exhibit (a)(1)(F)

Information

For

Substitute FormW-9

IMPORTANT NOTICE

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER

What Name and Number To Give the Requester

For this type of account:		Give name and SSN of:	For this type of account:		Give name and EIN of:
1.	Individual	The individual	6.	Sole proprietorship or single-owner LLC	The owner [3]

2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account [1]	7.	A valid trust, estate, or pension trust	Legal entity [4]

3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor [2]	8.	Corporate or LLC electing corporate status on Form 8832	The corporation

4.	a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee [1]	9.	Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
	b. So-called trust account that is not a legal or valid trust under state law	The actual owner [1]

5.	Sole proprietorship or single-owner LLC	The owner [3]	10.	Partnership or multi-member LLC	The partnership

			11.	A broker or registered nominee	The broker or nominee

			12.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity
1	List first and circle the name of the person whose number you furnish. If only one person or a joint account has an SSN, that person’s number must be furnished.
2	Circle the minor’s name and furnish the minor’s SSN.
3	You must show your individual name and you may also enter your business or “DBA” name. You may use either your SSN or EIN (if you have one). If you are a sole proprietor, IRS encourages you to use your SSN.
4	List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

NOTE:	If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form on-line at www.socialsecurity.gov/online/ss-5.pdf. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses/ and clicking on Employer ID Numbers under Related Topics. You can get Forms W-7 and SS-4 from the IRS visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

Exempt payees. Backup withholding is not required on any payments made to the following payees:

1.	An organization exempt from tax under section 501 (a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2);
2.	The United States or any of its agencies or instrumentalities;
3.	A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities;
4.	A foreign government or any of its political subdivisions, agencies, or instrumentalities; or
5.	An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

6.	A corporation;
7.	A foreign central bank of issue;
8.	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States;
9.	A futures commission merchant registered with the Commodity Futures Trading Commission;
10.	A real estate investment trust;
11.	An entity registered at all times during the tax year under the Investment Company Act of 1940;
12.	A common trust fund operated by a bank under section 584(a);
13.	A financial institution;
14.	A middleman known in the investment community as a nominee or custodian; or
15.	A trust exempt from tax under section 664 or described in section 4947.

Payments Exempt From Backup Withholding

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

1.	Payments to nonresident aliens subject to withholding under Section 1441.
2.	Payments to partnerships not engaged in a trade or business in the United States and that have at least one nonresident alien partner.
3.	Payments of patronage dividends where the amount received is not paid in money.
4.	Payments made by certain foreign organizations.

Payments of interest not generally subject to backup withholding include the following:

1.	Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer’s trade of business and you have not provided your correct taxpayer identification number to the payer.
2.	Payments of tax-exempt interest (including exempt-interest dividends under Section 852).
3.	Payments described in Section 6049(b)(5) to nonresident aliens.
4.	Payments on tax-free covenant bonds under Section 1451.

Payments made by certain foreign organizations.

Certain payments, other than interest, dividends and patronage dividends that are not subject to information reporting are also not subject to backup withholding under Sections 6041, 6041A(a), 6045 and 6050A.

Exempt payees described above should file Substitute Form W-9 to avoid possible erroneous backup withholding. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE “EXEMPT” ON THE FACE OF THE FORM IN PART II. SIGN AND DATE THE FORM, AND RETURN IT TO THE PAYER.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, and the District of Columbia to carry out their tax laws. We may also disclose this information to other countries under a tax treaty, or to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism.

You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties may also apply.

Penalties

Penalty for failure to furnish taxpayer identification number—If you fail to furnish your correct taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

For additional information, contact your tax consultant or the Internal Revenue Service.